UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported):  March 23, 2011

USEC Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 23, 2011, USEC Inc. (“USEC” or the “Company”), through its subsidiary United States Enrichment Corporation, entered into an agreement (the “Supply Contract”) with Joint Stock Company Techsnabexport (“Tenex”) for the supply by Tenex of commercial Russian low enriched uranium (“LEU”) to USEC over a 10-year period commencing in 2013. Tenex is a wholly owned subsidiary of the Russian State Atomic Energy Corporation (“Rosatom”), and a global supplier of LEU, separative work units (“SWU”) and uranium conversion.  Tenex is also the agent of Rosatom under the commercial agreement (the “Russian Contract”) to implement the 1993 Megatons to Megawatts program, a government-to government non-proliferation agreement between the United States and the Russian Federation under which USEC purchases LEU derived from dismantled Soviet nuclear weapons. The 20-year Russian Contract implementing the Megatons to Megawatts program is scheduled to expire at the end of 2013.

The new Supply Contract will provide USEC with continued access to Russian LEU, which currently constitutes about one half of USEC’s supply source. Unlike the Megatons to Megawatts program, the quantities supplied under the Supply Contract will come from Russia’s commercial enrichment activities rather than from downblending of excess Russian weapons material.

Under the terms of the Supply Contract, USEC will have the obligation to purchase, and Tenex will have the obligation to sell, the firm commitment quantities of SWU detailed in the table below (column 2). The SWU will be delivered as the SWU component of LEU delivered to USEC under the Supply Contract.  In placing its orders for delivery of LEU during a year, USEC will have the option to increase or decrease the amount of the firm commitment SWU to be purchased for such year by up to a total of plus or minus 5%.  For years 2015 through 2019, in addition to its option to decrease the amount of any firm commitment SWU to be purchased during such year by up to 5%, USEC will have the option to defer up to an additional 5% of the amount of the firm commitment SWU to be purchased in such year and instead purchase the deferred amount in years 2020 through 2022.  TENEX and USEC also may mutually agree to increase the purchases and sales of SWU by up to the additional optional quantities of SWU shown in the table below (column 3).

Calender Year of Delivery (column 1)	Firm Commitment SWU (column 2)	Mutual Option SWU (column 3)
2013	500,000	0
2014	1,000,000	1,000,000
2015	2,300,000	3,200,000
2016	2,500,000	3,000,000
2017	2,500,000	3,000,000
2018	2,500,000	3,000,000
2019	2,500,000	3,000,000
2020	2,500,000	3,000,000
2021	2,500,000	3,000,000
2022	2,500,000	3,000,000

The pricing for the SWU purchased under the Supply Contract will be determined using a formula that combines a mix of market-related price points and other factors. There is a floor on the SWU price for years 2013 through 2016 that escalates over time and there are possible adjustments in the pricing formula beginning in 2019 pursuant to an agreed formula to account for market developments.

Under the Supply Contract, USEC purchases the SWU component of LEU and does not purchase natural uranium.  USEC will supply natural uranium equal to the uranium feed component of the LEU delivered to USEC under the Supply Contract.

U.S. imports of LEU and other uranium products produced in the Russian Federation (other than LEU imported under the Russian Contract) are subject to quotas imposed under legislation enacted into law in September 2008 and under the 1992 Russian Suspension Agreement, as amended. The September 2008 legislation and the 1992 Russian Suspension Agreement impose annual quotas on imports of Russian LEU through 2020 and from 2014 through 2020 these quotas are set at an amount equal to approximately 20% of projected annual U.S. consumption of LEU. Under the Supply Contract, USEC has the right to use a portion of the import quotas to support USEC sales in the United States of SWU purchased under the Supply Contract beginning in 2014. Prior to the expiration of the quotas at the end of 2020, USEC will not be able to import for consumption in the United States LEU delivered to USEC under the Supply Contract in excess of the portion of the quotas available to USEC or that is not subject to the quotas (e.g., for use in initial fuel cores for any U.S. nuclear reactors entering service for the first time). This remaining LEU will be supplied for consumption by utilities outside the United States, which under the terms of the September 2008 legislation and the 1992 Russian Suspension Agreement, could include importation into the United States for processing and re-export subject to meeting certain limitations on the quantity imported for processing and the time it remains in the United States for processing.

The Supply Contract is subject to the approval of Rosatom and the purchase, sales and delivery obligations of the parties are subject to conclusion by the U.S. and Russian governments of certain implementing agreements under the U.S.-Russian Agreement for Cooperation in Nuclear Energy (the “Russia 123 Agreement”), which, among other things, provide the framework under which natural uranium supplied by USEC to TENEX can be returned from the United States to Russia.

Subject to the effectiveness of the Supply Contract, Tenex and USEC have agreed to conduct a feasibility study to explore the possible deployment of an enrichment plant in the United States employing Russian Centrifuge technology.  As part of the feasibility study, Rosatom, Tenex and USEC will review international agreements, government approvals, licensing, financing, market demand, and commercial arrangements.  Any decision to proceed with such a project would depend on the results of the feasibility study and would be subject to further agreement between the parties and their respective governments, the timing and prospects of which are significantly uncertain. In any event, such a project would not be deployed until after completion of the American Centrifuge project.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USEC Inc.

March 23, 2011	By:	/s/ Peter B. Saba
Peter B. Saba
Senior Vice President, General Counsel and Secretary